Hexcel Corporation Two Stamford Plaza| 281 Tresser Blvd., 16thFloor Stamford, CT 06901 USA www.hexcel.com

Exhibit 99.1

HEXCEL REPORTS 2022 THIRD QUARTER RESULTS

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Q3 2022 GAAP diluted EPS of $0.31 and adjusted diluted EPS of $0.33, compared to Q3 2021 GAAP diluted EPS of $0.11 and adjusted diluted EPS of $0.13.
•
Q3 2022 Sales were $365 million, compared to $334 million in Q3 2021.
•
FY 2022 adjusted diluted EPS guidance revised to $1.12 to $1.24 from the previous $1.00 to $1.24.
•
FY 2022 sales guidance revised to $1.53 billion to $1.60 billion previously $1.50 billion to $1.63 billion.

See Table C for reconciliation of GAAP and non-GAAP operating income, net income (loss), earnings (loss) per share and operating cash flow to free cash flow. Free cash flow is cash from operations less capital expenditures.

Summary of Results from Operations
	Quarters Ended			Nine Months Ended
	September 30,			September 30,
(In millions, except per share data)	2022	2021	% Change	2022	2021	% Change

Net Sales	$364.7	$333.8	9.3%	$1,148.3	$964.4	19.1%
Net sales change in constant currency			12.2%			21.7%
Operating Income	40.8	22.8	78.9%	134.7	28.8	367.7%
Net Income (loss)	26.8	9.0	197.8%	89.3	(2.8)	3,289.3%
Diluted net income (loss) per common share	$0.31	$0.11	181.8%	$1.05	$(0.03)	3,600.0%

Non-GAAP measures for year-over-year comparison (Table C)
Adjusted Operating Income	$41.2	$23.6	74.6%	$117.0	$44.8	161.2%
As a % of sales	11.3%	7.1%		10.2%	4.6%
Adjusted Net Income	28.4	11.0	158.2%	75.1	9.7	674.2%
Adjusted diluted net income per share	$0.33	$0.13	153.8%	$0.88	$0.11	700.0%

STAMFORD, Conn. October 24, 2022 – Hexcel Corporation (NYSE: HXL) today reported third quarter 2022 results including net sales of $365 million and adjusted diluted EPS of $0.33 per share.

Chairman, CEO and President Nick Stanage said, "We delivered strong operating leverage in the third quarter as we continue to execute and manage through operational headwinds. Demand remains robust, with strong pull in all our markets for lightweight advanced composites, especially as interest in more sustainable transportation increases. Our team remains flexible and focused on meeting that demand as we overcome challenges arising from this return to growth in the aftermath of the global pandemic.”

Mr. Stanage continued, “As we head into the fourth quarter, we are narrowing our 2022 financial guidance ranges and raising our EPS midpoint based on our strong execution year to date. For the remainder of the year, we will continue our focus on maximizing production and sales, while continuing to drive efficiency and control costs. We anticipate a strong 2023 as supply chains recover, our new employees gain operational experience, and our customers further increase aircraft build rates. Our Hexcel team remains motivated and committed to achieving operational excellence, driving innovation and increasing shareholder value.”

Markets

Sales in the third quarter of 2022 were $364.7 million compared to $333.8 million in the third quarter of 2021.

Commercial Aerospace

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Commercial Aerospace sales of $209.1 million increased 25.1% (26.5% in constant currency) for the third quarter of 2022 compared to the third quarter of 2021 led by the Airbus A350 and A320neo programs. The sub-category Other Commercial Aerospace, which includes business jets and regional aircraft, increased 69.5% for the third quarter of 2022 compared to the third quarter of 2021. Business jets led the Other Commercial Aerospace growth, particularly Gulfstream and Dassault platforms.

Space & Defense

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Space & Defense sales of $108.6 million decreased 1.6% (increased 0.2% in constant currency) for the quarter compared to the third quarter of 2021 due to the impact of foreign exchange rates on European military and space sales.

Industrial

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Total Industrial sales of $47.0 million in the third quarter of 2022 decreased 16.4% (8.4% in constant currency) compared to the third quarter of 2021 as a result of lower wind energy sales and the negative impact of foreign exchange rates.

Consolidated Operations

Gross margin for the third quarter of 2022 was 22.4% compared to 19.8% in the third quarter of 2021 reflecting favorable operating leverage from higher sales volume. As a percentage of sales, selling, general and administrative and R&T expenses for the third quarter of 2022 were 11.1% compared to 12.7% for the third quarter of 2021. Adjusted operating income in the third quarter of 2022 was $41.2 million or 11.3% of sales, compared to $23.6 million, or 7.1% of sales in 2021. Other operating expense for both the third quarter of 2022 and 2021 included restructuring costs. The impact of exchange rates on operating income as a percent of sales was favorable by approximately 50 basis points in the third quarter of 2022 compared to the third quarter of 2021.

Year-to-Date 2022 Results

Sales for the first nine months of 2022 were $1,148.3 million compared to $964.4 million for the same period in 2021.

Commercial Aerospace (57% of YTD sales)

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Commercial Aerospace sales of $655.6 million increased 39.9% (41.1% in constant currency) for the first nine months of 2022 compared to the first nine months of 2021 on higher narrowbody and Airbus A350 sales, partially offset by lower Boeing 787 sales. The sub-category Other Commercial Aerospace increased 71.8% for the first nine months of 2022 compared to the same period in 2021.

Space & Defense (30% of YTD sales)

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Space & Defense sales of $338.7 million increased 2.9% (4.7% in constant currency) for the first nine months of 2022 as compared to the first nine months of 2021, led by the CH-53K program, civil rotorcraft, and Space sales, including satellites, launchers and rocket motors.

Industrial (13% of YTD sales)

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Total Industrial sales of $154.0 million in the first nine months of 2022 decreased 7.7% (1.0% in constant currency) compared to the first nine months of 2021 as growth in automotive, recreation and other industrial markets was offset by lower wind energy sales and the negative impact of foreign exchange rates.

Consolidated Operations

Gross margin for the first nine months of 2022 was 22.5% compared to 18.8% in the prior year period, strengthening as higher capacity utilization led to improved cost absorption. As a percentage of sales, selling, general and administrative and R&T expenses for the first nine months of 2022 were 12.3% compared to 14.1% for the first nine months of 2021. Adjusted operating income for the first nine months of 2022 was $117.0 million or 10.2% of sales, compared to $44.8 million, or 4.6% of sales in 2021. Other operating income for the first nine months of 2022 included a pre-tax net gain of $19.4 million from the previously announced sale of a facility in Dublin, California, partially offset by restructuring costs. Other operating expenses for the nine months ended September 30, 2021 primarily related to severance and restructuring. The impact of exchange rates on operating income as a percent of sales was favorable by approximately 30 basis points in the first nine months of 2022 compared to 2021.

Cash and other

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The third quarter 2022 tax expense was $6.8 million and included a discrete tax charge of $1.3 million resulting from the true-up of a deferred tax item. The tax expense for the third quarter of 2021 was $5.1 million and included a discrete tax charge of $1.3 million primarily related to the remeasurement of the net U.S. state deferred tax liabilities. The tax expense for the first nine months of 2022 was $24.2 million. The tax expense for the first nine months of 2021 was $1.6 million and included a net discrete tax charge of $0.8 million primarily resulting from the revaluation of U.S. and foreign deferred tax liabilities. The underlying effective tax rate for 2022 is now expected to be 22%, representing a decrease from the prior expectations of 23%.
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Net cash provided by operating activities in the first nine months of 2022 was $56.4 million, compared to $64.2 million for the first nine months of 2021. Working capital was a cash use of $115.0 million for the first nine months of 2022 and a use of $46.0 million for the comparable period in 2021.The increase in working capital supports growing sales and the higher inventory levels are a result of longer shipping lead times and holding a larger inventory buffer or safety stock to compensate for the continuing supply chain disruptions. Capital expenditures on a cash basis were $58.3 million for the first nine months of 2022 compared to $15.0 million for the first nine months of 2021 with the increase reflecting two previously announced ongoing construction projects; the construction of a research and technology innovation center in Salt Lake City, Utah and the expansion of Hexcel’s engineered core operations in Morocco. Net cash used for investing activities for the nine months ended September 30, 2022, included the net proceeds of $21.2 million received from the sale of a facility in Dublin, California. Free cash flow was ($1.9) million in the first nine months of 2022 compared to $49.2 million in the first nine months of 2021. Free cash flow is defined as cash generated from operating activities less cash paid for capital expenditures. Capital expenditures on an accrual basis were $49.1 million and $14.3 million for the first nine months of 2022 and 2021, respectively.
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The Company did not repurchase any common stock during the third quarter of 2022. The remaining authorization under the share repurchase program at September 30, 2022, was $217 million.
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As announced today, the Board of Directors declared a quarterly dividend of $0.10 per share payable to stockholders of record as of November 4, 2022, with a payment date of November 14, 2022.

2022 Guidance

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Sales of $1.53 billion to $1.60 billion (previously $1.50 billion to $1.63 billion)
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Adjusted diluted earnings per share of $1.12 to $1.24 (previously $1.00 to $1.24)
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Free cash flow in the range of $100 million (previously greater than $145 million)
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Accrual basis capital expenditures of approximately $75 million (unchanged)
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Underlying effective tax rate is estimated to be 22% (previously 23%)

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Hexcel will host a conference call at 10:00 a.m. ET, on October 25, 2022 to discuss third quarter 2022 results. The event will be webcast via the Investor Relations webpage at www.Hexcel.com. The event can also be accessed by dialing +1 (646) 960-0452. The conference ID is 3428143. Replays of the call will be available on the website.

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About Hexcel

Hexcel Corporation is a global leader in advanced lightweight composites technology. We propel the future of flight, energy generation, transportation, and recreation through excellence in providing innovative high-performance material solutions that are lighter, stronger and tougher, helping to create a better world for us all. Our broad and unrivaled product range includes carbon fiber, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, resins, engineered core and composite structures for use in commercial aerospace, space and defense, and industrial applications.

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Disclaimer on Forward Looking Statements

This news release contains statements that are forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the estimates and expectations based on aircraft production rates provided by Airbus, Boeing and others; the revenues we may generate from an aircraft model or program; the impact of the push-out in deliveries of the Airbus and Boeing backlog and the impact of delays in the startup or ramp-up of new aircraft programs or the final Hexcel composite material content once the design and material selection have been completed; expectations with regard to regulatory clearances or the build rate of the Boeing 737 MAX or Boeing 787 and the related impact on our revenues; expectations with regard to raw material cost and availability; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations regarding revenues from space and defense applications, including whether certain programs might be curtailed or discontinued; expectations regarding sales for wind energy, recreation, automotive and other industrial applications; expectations regarding working capital trends and expenditures and inventory levels; expectations as to the level of capital expenditures and completion of capacity expansions and qualification of new products; expectations regarding our ability to improve and maintain margins; projections regarding our tax rate; expectations with regard to the continued impact of the COVID-19 pandemic and the impact of the conflict between Russia and Ukraine on worldwide air travel and aircraft programs, as well as on our customers and suppliers and, in turn, on our operations and financial results; expectations regarding our strategic initiatives and other goals, including, but not limited to, our sustainability goals; and the anticipated impact of the above factors and various market risks on our expectations of financial results for 2022 and beyond. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to the impact of the COVID-19 pandemic, including continued disruption in global financial markets and supply chains, ongoing restrictions on movement and travel, employee absenteeism and labor shortages, and reduced demand for air travel, on the operations, business and financial condition of Hexcel and its customers and suppliers; reductions in sales to any significant customers, particularly Airbus or Boeing, including related to the timing of pending regulatory clearances for the Boeing 737 MAX and the Boeing 787, as well as due to the impact of the COVID-19 pandemic; inability to effectively adjust production and inventory levels to align with customer demand; inability to effectively motivate, retain and hire the necessary workforce; our ability to successfully implement or realize our business strategies, plans, goals and objectives of management, including our sustainability goals and any restructuring or alignment activities in which we may engage; the impact of any government mandated COVID-19 precautions, including mandatory vaccination; changes in sales mix; changes in current pricing and cost levels, including cost inflation, as well as increasing energy prices resulting from the conflict between Russia and Ukraine; changes in aerospace delivery rates; changes in government defense procurement budgets; changes in military aerospace program technology; timely new product development or introduction; industry capacity; increased competition; availability and cost of raw materials, including the impact of supply shortages and inflation; supply chain disruptions, which may be exacerbated by the conflict between Russia and Ukraine; inability to install, staff and qualify necessary capacity or complete capacity expansions to meet customer demand; cybersecurity-related risks including the potential impact of breaches or intrusions; currency exchange rate fluctuations; changes in political, social and economic conditions, including, but not limited to, the effect of change in global trade policies, such as sanctions imposed as a result of the conflict between Russia and Ukraine; work stoppages or other labor disruptions; our ability to successfully complete any strategic acquisitions, investments or dispositions; compliance with environmental, health, safety and other related laws and regulations, including those related to climate change; the effects of natural disasters, which may be worsened by the impact of climate change, and other severe catastrophic events; the potential impact of environmental, social and governance matters; and the unexpected outcome of legal matters or impact of changes in laws or regulations. Additional risk factors are described in our filings with the Securities and Exchange Commission. We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact

Kurt Goddard | Vice President Investor Relations | Kurt.Goddard@Hexcel.com | +1 (203)-352-6826

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Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share data)	2022	2021	2022	2021
Net sales	$364.7	$333.8	$1,148.3	$964.4
Cost of sales	282.9	267.8	890.3	783.4
Gross margin	81.8	66.0	258.0	181.0
% Gross Margin	22.4%	19.8%	22.5%	18.8%

Selling, general and administrative expenses	29.0	32.0	107.2	102.7
Research and technology expenses	11.6	10.4	33.8	33.5
Other operating expense (income)	0.4	0.8	(17.7)	16.0
Operating income	40.8	22.8	134.7	28.8
Interest expense, net	9.0	9.5	27.0	29.1
Other income	-	-	(0.3)	-
Income (loss) before income taxes, and equity in earnings of affiliated companies	31.8	13.3	108.0	(0.3)
Income tax expense	6.8	5.1	24.2	1.6
Income (loss) before equity in earnings of affiliated companies	25.0	8.2	83.8	(1.9)
Equity in earnings (losses) from affiliated companies	1.8	0.8	5.5	(0.9)
Net income (loss)	$26.8	$9.0	$89.3	$(2.8)

Basic net income (loss) per common share:	$0.32	$0.11	$1.06	$(0.03)

Diluted net income (loss) per common share:	$0.31	$0.11	$1.05	$(0.03)

Weighted-average common shares:
Basic	84.4	84.1	84.4	84.1
Diluted	85.1	84.7	85.0	84.1

Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	Unaudited
	September 30,	December 31,
(In millions)	2022	2021
Assets
Cash and cash equivalents	$90.9	$127.7
Accounts receivable, net	202.7	160.3
Inventories, net	303.1	245.7
Contract assets	32.9	30.5
Prepaid expenses and other current assets	43.0	39.5
Assets held for sale	12.6	12.6
Total current assets	685.2	616.3

Property, plant and equipment	3,004.6	3,110.0
Less accumulated depreciation	(1,375.3)	(1,363.9)
Net property, plant and equipment	1,629.3	1,746.1

Goodwill and other intangible assets, net	253.1	267.5
Investments in affiliated companies	47.0	44.6
Other assets	161.1	144.9
Total assets	$2,775.7	$2,819.4

Liabilities and Stockholders' Equity
Liabilities:
Short-term borrowings	$0.3	$0.9
Accounts payable	113.2	113.2
Accrued compensation and benefits	69.4	54.4
Accrued liabilities	100.8	79.1
Total current liabilities	283.7	247.6

Long-term debt	797.0	822.4
Retirement obligations	47.4	52.6
Other non-current liabilities	202.6	211.3
Total liabilities	$1,330.7	$1,333.9

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 110.3 shares issued at September 30, 2022 and 110.1 shares issued at December 31, 2021	$1.1	$1.1
Additional paid-in capital	898.9	878.6
Retained earnings	2,076.4	2,012.5
Accumulated other comprehensive loss	(249.1)	(126.5)
	2,727.3	2,765.7

Less – Treasury stock, at cost, 26.2 shares at September 30, 2022 and 26.1 shares at December 31, 2021	(1,282.3)	(1,280.2)
Total stockholders' equity	1,445.0	1,485.5
Total liabilities and stockholders' equity	$2,775.7	$2,819.4

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Nine Months Ended
	September 30,
(In millions)	2022	2021

Cash flows from operating activities
Net income (loss)	$89.3	$(2.8)
Reconciliation to net cash used for operating activities:
Depreciation and amortization	94.9	102.4
Amortization related to financing	0.6	2.7
Deferred income taxes	(8.5)	(3.2)
Equity in (earnings) losses from affiliated companies	(5.5)	0.9
Stock-based compensation	15.2	16.2
Merger and restructuring expenses, net of payments	(6.1)	(4.4)
Gain on sale of assets	(19.4)	-
Gain on sale of investments	(0.3)	-

Changes in assets and liabilities:
Increase in accounts receivable	(53.1)	(55.6)
Increase in inventories	(82.0)	(37.3)
(Increase) decrease in prepaid expenses and other current assets	(11.6)	3.6
Increase in accounts payable/accrued liabilities	31.7	43.3
Other - net	11.2	(1.6)
Net cash provided by operating activities (a)	56.4	64.2

Cash flows from investing activities
Capital expenditures (b)	(58.3)	(15.0)
Proceeds from sale of assets	21.2	-
Proceeds from sale of investments	0.5	-
Net cash used for investing activities	(36.6)	(15.0)

Cash flows from financing activities
Borrowings from senior unsecured credit facilities	35.0	-
Repayments of senior unsecured credit facilities	(61.0)	(49.0)
Repayment of finance lease obligation and other debt, net	(0.4)	(0.7)
Dividends paid	(25.3)	-
Activity under stock plans	3.1	4.9
Net cash used for financing activities	(48.6)	(44.8)
Effect of exchange rate changes on cash and cash equivalents	(8.0)	(1.9)
Net (decrease) increase in cash and cash equivalents	(36.8)	2.5
Cash and cash equivalents at beginning of period	127.7	103.3
Cash and cash equivalents at end of period	$90.9	$105.8

Supplemental data:
Free Cash Flow (a)+(b)	$(1.9)	$49.2
Accrual basis additions to property, plant and equipment	$49.1	$14.3

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended September 30, 2022 and 2021				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2022	2021	%	Effect (b)	2021	%
Commercial Aerospace	$209.1	$167.2	25.1	$(1.9)	$165.3	26.5
Space & Defense	108.6	110.4	(1.6)	(2.0)	108.4	0.2
Industrial	47.0	56.2	(16.4)	(4.9)	51.3	(8.4)
Consolidated Total	$364.7	$333.8	9.3	$(8.8)	$325.0	12.2

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	57.3	50.1			50.8
Space & Defense	29.8	33.1			33.4
Industrial	12.9	16.8			15.8
Consolidated Total	100.0	100.0			100.0

Nine Months Ended September 30, 2022 and 2021				Unaudited
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2022	2021	%	Effect (b)	2021	%
Commercial Aerospace	$655.6	$468.5	39.9	$(3.9)	$464.6	41.1
Space & Defense	338.7	329.0	2.9	(5.5)	323.5	4.7
Industrial	154.0	166.9	(7.7)	(11.3)	155.6	(1.0)
Consolidated Total	$1,148.3	$964.4	19.1	$(20.7)	$943.7	21.7

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	57.1	48.6			49.2
Space & Defense	29.5	34.1			34.3
Industrial	13.4	17.3			16.5
Consolidated Total	100.0	100.0			100.0
(a)
To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter and nine months ended September 30, 2021 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective periods in 2022 and are referred to as “constant currency” sales.
(b)
FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Third Quarter 2022
Net sales to external customers	$293.5	$71.2	$-	$364.7
Intersegment sales	15.4	0.7	(16.1)	-
Total sales	308.9	71.9	(16.1)	364.7

Other operating expense	0.4	-	-	0.4
Operating income (loss)	41.4	6.0	(6.6)	40.8
% Operating margin	13.4%	8.3%		11.2%

Depreciation and amortization	27.5	3.5	-	31.0
Stock-based compensation expense	1.0	0.3	1.1	2.4
Accrual based additions to capital expenditures	17.9	2.8	0.1	20.8

Third Quarter 2021
Net sales to external customers	$254.1	$79.7	$-	$333.8
Intersegment sales	15.0	0.4	(15.4)	-
Total sales	269.1	80.1	(15.4)	333.8

Other operating expense	0.8	-	-	0.8
Operating income (loss)	30.0	6.5	(13.7)	22.8
% Operating margin	11.1%	8.1%		6.8%

Depreciation and amortization	30.1	3.6	-	33.7
Stock-based compensation expense	0.7	0.1	2.1	2.9
Accrual based additions to capital expenditures	3.7	2.8	-	6.5

First Nine Months 2022
Net sales to external customers	$925.4	$222.9	$-	$1,148.3
Intersegment sales	50.4	2.0	(52.4)	-
Total sales	975.8	224.9	(52.4)	1,148.3

Other operating expense (income)	1.6	0.1	(19.4)	(17.7)
Operating income (loss)	131.2	25.7	(22.2)	134.7
% Operating margin	13.4%	11.4%		11.7%

Depreciation and amortization	84.2	10.6	0.1	94.9
Stock-based compensation expense	4.5	1.3	9.4	15.2
Accrual based additions to capital expenditures	42.5	6.5	0.1	49.1

First Nine Months 2021
Net sales to external customers	$732.2	$232.2	$-	$964.4
Intersegment sales	42.8	1.8	(44.6)	-
Total sales	775.0	234.0	(44.6)	964.4

Other operating expense	16.3	(0.5)	0.2	16.0
Operating income (loss)	61.9	17.1	(50.2)	28.8
% Operating margin	8.0%	7.3%		3.0%

Depreciation and amortization	91.4	10.9	0.1	102.4
Stock-based compensation expense	2.1	0.4	13.7	16.2
Accrual based additions to capital expenditures	10.7	3.6	-	14.3

(a) Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Operating Income, Net Income (Loss), EPS and Operating Cash Flow to Free Cash Flow				Table C
	Unaudited
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2022	2021	2022	2021
GAAP operating income	$40.8	$22.8	$134.7	$28.8
Other operating (income) expense (a)	0.4	0.8	(17.7)	16.0
Non-GAAP operating income	$41.2	$23.6	$117.0	$44.8

	Unaudited
	Quarters Ended September 30,
	2022		2021
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$26.8	$0.31	$9.0	$0.11
Other operating expense, net of tax (a)	0.3	-	0.7	-
Tax expense (b)	1.3	0.02	1.3	0.02
Non-GAAP	$28.4	$0.33	$11.0	$0.13

	Unaudited
	Nine Months Ended September 30,
	2022		2021
(In millions, except per diluted share data)	Net Income	EPS	Net Loss	EPS
GAAP	$89.3	$1.05	$(2.8)	$(0.03)
Other operating (income) expense, net of tax (a)	(15.2)	(0.19)	11.7	0.14
Other income	(0.3)	-	-	-
Tax expense (b)	1.3	0.02	0.8	-
Non-GAAP	$75.1	$0.88	$9.7	$0.11

	Unaudited
	Nine Months Ended September 30
(In millions)	2022	2021
Net cash used for operating activities	$56.4	$64.2
Less: Capital expenditures	(58.3)	(15.0)
Free cash flow (non-GAAP)	$(1.9)	$49.2

(a)
The nine months ended September 30, 2022 included the net gain of $19.4 million from the sale of the Dublin, California facility and both the quarter and nine months ended September 30, 2022 included restructuring costs. The quarter and nine months ended September 30, 2021 included restructuring costs primarily related to severance.
(b)
The quarter and nine months ended September 30, 2022 included a discrete tax charge of $1.3 million resulting from the true-up of a deferred tax item. The quarter ended September 30, 2021 included a discrete tax charge of $1.3 million related to the remeasurement of net U.S. state deferred tax liabilities. The nine months ended September 30, 2021 included a net discrete tax charge of $0.8 million primarily resulting from the revaluation of U.S. and foreign deferred tax liabilities.

NOTE: Management believes that adjusted operating income (loss), adjusted net income (loss), adjusted diluted net income (loss) per share, the adjusted tax rate, and free cash flow, which are non-GAAP measures, are meaningful to investors because they provide a view of Hexcel with respect to the underlying operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	September 30,	December 31,	September 30,
(In millions)	2022	2021	2021

Current portion finance lease	$0.3	$0.9	$0.9
Total current debt	0.3	0.9	0.9

Senior unsecured credit facility	99.0	125.0	179.0
4.7% senior notes due 2025	300.0	300.0	300.0
3.95% senior notes due 2027	400.0	400.0	400.0
Senior notes original issue discounts	(1.0)	(1.2)	(1.3)
Senior notes deferred financing costs	(2.4)	(2.9)	(3.0)
Other debt	1.4	1.5	1.7
Total long-term debt	797.0	822.4	876.4
Total Debt	797.3	823.3	877.3
Less: Cash and cash equivalents	(90.9)	(127.7)	(105.8)
Total debt, net of cash	$706.4	$695.6	$771.5